[QUARLES & BRADY LLP LETTERHEAD]


December 28, 1999


AAL Mutual Funds
Legal Department
222 West College Avenue
Appleton, WI 54914

Re: OPINION LETTER

Gentlemen:

         We are furnishing this opinion to you in connection with the filing of Post-Effective Amendment No. 36 (the "Amendment") to the Registration Statement on Form N-1A of The AAL Mutual Funds (the "Trust"), a Massachusetts business trust which is registered with the Securities and Exchange Commission as a series open-end management investment company under the Investment Company Act of 1940 ("1940 Act"). This Amendment is being filed to amend and continue the registration of an indefinite number of shares of beneficial interest, $0.01 par value per share (the "Shares"), under the Securities Act of 1933("1933 Act"). The Trust has designated and offers its shares in the following series (each a "Fund"):

                          The AAL Small Cap Stock Fund
                           The AAL Mid Cap Stock Fund
                           The AAL International Fund
                           The AAL Capital Growth Fund
                           The AAL Equity Income Fund
                              The AAL Balanced Fund
                          The AAL High Yield Bond Fund
                           The AAL Municipal Bond Fund
                                The AAL Bond Fund
                        The AAL Large Company Index Fund
                           The AAL Mid Cap Index Fund
                             The AAL Bond Index Fund
                            The AAL Money Market Fund
          The AAL U.S. Government Zero Coupon Target Fund, Series 2001
          The AAL U.S. Government Zero Coupon Target Fund, Series 2006

         The Shares of each Fund, other than The U.S. Government Zero Coupon Target Funds, Series 2001 and 2006, are further divided into three separate classes, namely Class A Shares (Front End Sales Charge Shares), Class B Shares (Contingent Deferred Sales Charge Shares) and Institutional Shares. The Shares of the Target Funds consist only of Class A Shares.

         You have requested that we furnish you with the following opinion and consent, which we understand is to be used in connection with, and filed as an Exhibit to, the Amendment to the Trust's Registration Statement ("Registration No. 33-12911")

         We understand that the Shares have been and will be offered to the public in the manner and on the terms identified and referred to in the Registration Statement. For purposes of rendering this opinion, we have examined originals or electrostatic copies of such documents as we considered necessary, including those listed below. In conducting such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to as originals and the conformity to original documents of all documents submitted to us as copies.

     The documents we have examined are:

1. The Registration Statement, which was initially filed with the Securities and Exchange Commission on March 26, 1987, as since amended and presently in effect, and the Amendment to be filed on or about December 29, 1999, in which this opinion and consent letter is to be included as an exhibit.

2. The Declaration of Trust dated March 10, 1987, filed with and approved by the Secretary of State, Corporation Division for the Commonwealth of Massachusetts on March 15, 1987.

3. A Certificate of the Secretary of the Commonwealth of Massachusetts, dated a recent date, certifying the status of the Trust as a voluntary association possessing all powers recited in its Declaration of Trust and authorized to transact business in the Commonwealth of Massachusetts.

4. Minutes of meetings of the Board of Trustees of the Trust establishing the various series of Shares of the Trust and Classes of Shares within such series, as recited above.

         Based upon and subject to the foregoing, after having given due regard to such issues of law as we deemed relevant, and assuming that:

5. The Registration Statement, as amended by the Amendment, becomes and remains effective, and each Prospectus and Statement of Additional Information constituting a part of said Registration Statement and your Prospectus and Statement of Additional Information delivery procedures with respect thereto have fulfilled and will fulfill all the requirements of the 1933 Act and the 1940 Act through all periods relevant to this opinion;

6. All offers and sales of the Trust's Shares have been and will be made in a manner complying with the terms of the Registration Statement;

7. All offers and sales of the Trust's Shares have been and will be in compliance with the state securities laws of the states having jurisdiction thereof; and

8. Each agreement, obligation or contract entered into by the Trust contains and will contain a notice that the Declaration of Trust disclaims personal liability of the shareholders, Trustees and their agents for payment under any credit extended to, contract with or claim against the Trust;

we are of the opinion that the issued and outstanding Shares of Trust are, and the Shares of the Trust to be issued in the future will be, when so issued, legal and validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Amendment to the Registration Statement.

                                                Very truly yours,

                                                /s/QUARLES & BRADY LLP

                                                QUARLES & BRADY LLP


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